Exhibit 107
Calculation of Filing Fee Tables

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share, reserved for issuance under the 2020 Omnibus Incentive Plan	Other(3)	15,080,069(2)	$26.56	$400,526,632.64	0.0001102	$44,138.03
Total Offering Amounts		___	___	___	$400,526,632.64	___	$44,138.03
Total Fee Offsets		___	___	___	___	___	$4,964.25(4)
Net Fee Due		___	___	___	___	___	$39,173.78
(1)Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2020 Omnibus Incentive Plan (the “the Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock..
(2)Reflects an automatic increase to the number of shares of the Registrant's common stock reserved for issuance pursuant to future awards under the Plan, with respect to the fiscal years ended December 31, 2021 and December 31, 2022, which annual increase is provided for in the Plan.
(3)Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on February 10, 2023.
(4)The registration statement fee due with this registration statement is being offset from the excess fee paid in the amount of $4,964.25 paid with respect to the Registrant’s Registration Statement No. 333-260668.